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                                                                     EXHIBIT 4.1
                                                                     -----------

                               FIRST AMENDMENT TO
                               ------------------
                                 PROMISSORY NOTE
                                 ---------------


         This First Amendment to the Promissory Note (the "Amendment") is executed this 20th day of July, 2001, by and between The Plastic Surgery Company, a Georgia corporation (the "Maker"), and [Insert Name of Holder] (the "Holder"). The Maker and the Holder may hereinafter be referred to as the "Parties."


                                    RECITALS
                                    --------

         A. WHEREAS, the Maker issued a Promissory Note to Holder, dated December 15, 1999, in the principal sum of [Insert Principal Amount] (the "Note"), a copy of which is attached hereto as EXHIBIT A; and

         B. WHEREAS, the Parties hereto desire to amend this Note as provided in this Amendment.


                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the parties hereto agree as follows:

         SECTION 1. AMENDMENTS TO NOTE.

         1.1 THE LAST SENTENCE OF SECTION 1 OF THE NOTE SHALL BE AMENDED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING TWO SENTENCES:
         "All payments due hereunder shall be made in lawful money of the United States of America at [Insert Address of Holder; See Original Note] or at such other place as Holder may designate in writing to the undersigned; provided, however, that all payments due hereunder falling due within that period of time beginning on July 31, 2001 and ending on December 31, 2001, shall be payable by issuing to Holder that number of shares of the Maker's Common Stock obtained by dividing (a) the amount of each such payment by (b) 80% of the Fair Market Value (as defined below) of one share of the Maker's Common Stock on the due date for such payments (each such date a "Due Date"). No fractional shares or scrip representing fractional shares shall be issued by the Maker in satisfaction of any payments due hereunder, but in lieu of such fractional shares the Maker shall make a cash payment therefor on the basis of the Fair Market Value of one share of the Maker's Common Stock with respect to such payment."

         1.2 The following paragraph shall be inserted in Section 1 of the Note after the existing first paragraph:

         " "Fair Market Value" on a particular Due Date shall mean:

                  (a) If traded on a securities exchange, the Fair Market Value shall be deemed to be the average of the closing sales price of one share of Maker's Common Stock as reported on such exchange for each of the five (5) trading days immediately prior to the applicable Due Date;

                  (b) If actively traded over-the-counter, the Fair Market Value shall be deemed to be the average of the closing bid prices with respect to one share of the Maker's Common Stock over the 15 day period ending immediately prior to the applicable Due Date;

                  (c) If there is no active public market, the Fair Market Value shall be the value of one share of Maker's Common Stock, as determined

                                       20
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         in good faith by the Maker's board of directors; provided; however, that if the Holder objects in good faith to such determination, then such value shall be determined by an independent valuation firm experienced in valuing businesses such as that of the Maker and jointly selected in good faith by the Maker and the Holder. Fees and expenses of the valuation firm shall be shared equally by the Maker and the Holder."

         SECTION 2. ISSUANCE OF WARRANTS; EXERCISE.

         2.1 Subject to the terms and conditions of this Amendment, and concurrently with the effectiveness hereof, the Maker sells and issues a warrant (the "Warrant") to purchase shares of the Maker's Common Stock (the "Warrant Shares") for a purchase price of [Ten Dollars ($10)]. The total Warrant Shares shall represent 0.23 Warrant Shares for each dollar of principal under the Note.

         2.2 At the discretion of the Holder, the Holder may exercise the Warrant to purchase the Warrant Shares at an exercise price equal to one dollar ($1.00) per share (as such price pay from time to time be adjusted as provided in the Warrant). The Holder may elect to cancel any outstanding principal and/or accrued interest under the Note as payment of the exercise price of the Warrant. The Holder may also exchange other securities of the Maker held by the Holder at the market price thereof in payment of the exercise price of the Warrant. The Warrant shall expire 10 years from the date of the original issuance thereof.

         SECTION 3. MISCELLANEOUS.

         3.1 EXCEPT AS SPECIFICALLY MODIFIED BY THIS AMENDMENT, THE NOTE SHALL REMAIN IN FULL FORCE AND EFFECT.

         3.2 This Amendment shall be interpreted, constructed, and enforced in all respects in accordance with the laws of the State of California without reference to its choice of law rules.

         3.3 This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

                                   "MAKER"

                                   THE PLASTIC SURGERY COMPANY
                                   a Delaware corporation


                                   ---------------------------------------------
                                   Dennis Condon, Chief Executive Officer


                                   "HOLDER"



                                   ---------------------------------------------
                                   [Insert Name of Holder]

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                                    EXHIBIT A

                                 PROMISSORY NOTE